Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA

For Immediate Release	October 2, 2007
OCEAN POWER TECHNOLOGIES RECEIVES ADDITIONAL $1.9 MILLION FUNDING FOR US NAVY PROJECT
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) announced today that it has received additional funding of U.S. $1.9 million for its on-going contract with the U.S. Navy to install the Company’s PowerBuoy® systems off the Hawaiian island of Oahu.
The additional contract award will primarily support the testing and monitoring of the next PowerBuoy system to be deployed at the offshore site approximately one mile off the coast, in 100 feet of water depth. Throughout the project, the U.S. Navy has maintained a direct involvement and has monitored progress made by the Company. Data gathered from the performance of the systems tested at the site will also support on-going engineering of the next generation of PowerBuoys.
The Hawaii project is for the installation, testing and grid connection of multiple PowerBuoys off the Marine Corps Base in Hawaii at Kaneohe Bay. With strong support of the Hawaii and New Jersey congressional delegations, the project will utilize local Hawaiian subcontractors for the installation, test and servicing of the systems. Previously, the OPT wave power project underwent an extensive environmental assessment by an independent engineering company in accordance with the National Environmental Policy Act (NEPA). This study featured evaluation of potential impacts on the seabed; fish, organisms and mammals; vegetation; and sea quality, and concluded that the project would have no significant impact on the environment.
Dr. George W. Taylor, Chief Executive Officer of OPT stated, “This project reflects the on-going commitment of the U.S. Navy to renewable energy generation and sustainable development. We are excited that this additional funding for the Hawaii wave power project furthers the long-standing partnership which OPT has had with the U.S. Navy in developing our core PowerBuoy technology. Our success to date owes much to this shared commitment to renewable energy, and we expect to leverage this program in the commercial expansion of our business internationally.”

About Ocean Power Technologies
Ocean Power Technologies, Inc. develops and is commercializing proprietary systems that generate electricity by harnessing the renewable energy of ocean waves. The Company’s PowerBuoy® system is based on modular, ocean-going buoys, which have been ocean tested for nearly a decade. The waves move the buoy-like structure creating mechanical energy that the Company’s proprietary technologies convert into electricity.
For Further information, please contact:

Ocean Power Technologies, Inc
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Corfin Communications
Ben Hunt, Neil Thapar	Telephone: +44 20 7977 0020

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8353